Fidelity & Guaranty Life Reports Fiscal Third Quarter 2015 Results

•	Reported net income was $86 million or $1.48 per diluted share for the fiscal third quarter

•	Adjusted operating income was $25 million or $0.43 per diluted share for the fiscal third quarter

•	Strong fixed indexed annuity ("FIA") sales of $507 million, up 34% over prior year period and indexed universal life sales of $10 million, up 67% over the prior year period

•	Average assets under management increased 8% over prior year; net investment spread across all product lines up 20 basis points year over year

DES MOINES, Iowa: August 5, 2015 -- Fidelity & Guaranty Life (NYSE: FGL), a leading provider of annuities and life insurance, today reported net income of $86 million or $1.48 per diluted common share for the fiscal third quarter of 2015 ended on June 30, 2015(1). The Company reported adjusted operating income of $25 million, or $0.43 per diluted share, compared to adjusted operating income of $35 million or $0.60 per diluted share, in the prior year period.
The table below reconciles after-tax reported net income to adjusted operating income ("AOI").

(In millions, all amounts are after tax)	Three months ended June 30,
Reconciliation from Net Income to AOI(2):	2015	2014	Increase (decrease)
Net income	$86	$57	$29
Effect of investment (gains) losses, net of offsets	(23)	(40)	17
Effect of change in FIA embedded derivative discount rate, net of offsets	(21)	8	(29)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	(17)	10	(27)
Adjusted operating income	$25	$35	$(10)
See footnotes at end of release.

Notable items in the current quarter included net unfavorable items of ($4) million or ($0.06) per diluted share. The prior year quarter included net favorable items of $11 million or $0.19 per diluted share. The table below details notable items in both periods.

Current Fiscal Quarter
- Unfavorable actual to expected mortality within single premium immediate annuity product line ("SPIA")	($2) million
- Unfavorable expense (legacy incentive compensation & strategic review related)	($2) million
Prior Fiscal Quarter
- Favorable actual to expected mortality within SPIA product line	$6 million
- Favorable deferred acquisition cost ("DAC") amortization	$5 million

“Our business continues to grow with fixed indexed annuity sales, indexed universal life sales and assets under management all up significantly over last year,” said Chris Littlefield, President and Chief Executive Officer of FGL. “More importantly, we’re generating this growth while achieving our targeted spreads and new business profitability measures. While adjusted operating income is below our expectations due to lower SPIA mortality and increased costs associated with the strategic review process, the overall fundamentals of our business remain solid and we are well-positioned to continue to deliver value for our distribution partners, policy owners and shareholders.”

Summary Financial Results (Unaudited)

	Three months ended June 30,		Nine months ended June 30,
(In millions, except per share data)	2015	2014	2015	2014
Annuity sales (2)	$519	$392	$2,032	$1,660
Average assets under management (2)	$17,915	$16,546	$17,600	$16,206
Net investment spread - FIA (2)	2.82%	2.90%	2.87%	2.78%
Net investment spread - All products (2)	1.94%	1.74%	1.90%	1.66%
Net income	$86	$57	$88	$124
Net income per diluted share	$1.48	$0.97	$1.51	$2.24
Adjusted operating income (“AOI”) (2)	$25	$35	$75	$108
AOI per diluted share (2)	$0.43	$0.60	$1.29	$1.95
Weighted average basic shares	58.1	58.3	58.1	55.2
Weighted average diluted shares	58.2	58.5	58.3	55.3
Total common shares outstanding	58.8	58.4	58.8	58.4
Book value per share (3)	$26.53	$28.70	$26.53	$28.70
Book value per share, excluding AOCI (2) (3)	$23.55	$21.80	$23.55	$21.80
See footnotes below.

Robust Annuity Sales Trend Continues In Line With Expectations
Sales of our core fixed indexed annuity product were $507 million in the current period, an increase of 34% over the prior year. The strong sales growth compared to the prior year period is the result of productive partnerships with our independent marketing organizations ("IMO's"), competitive product offerings and continued success of our new products. New products introduced over the last few quarters contributed $264 million, or 52% of FIA sales in the current period. As expected, FIA sales were down from the near record level in the sequential quarter, as we intentionally moderated volume to maintain our new business profitability and capital targets. Total annuity sales were $519 million for the third quarter, an increase of 32% compared to the third quarter of 2014.
Indexed universal life sales in the quarter were $10 million, an increase of 67% compared to $6 million last year. This was the highest quarterly sales level achieved in several years. The current period results reflect the Company's ongoing efforts to steadily grow indexed universal life sales through its network of IMO's.

Investment Portfolio Performing Well
Asset purchases during the quarter were $1.7 billion at an average yield of 4.76% and included new business, as well as cash flows from portfolio repositioning and tax planning activities. The average earned yield on the total portfolio in the quarter was 4.73%, consistent with the prior quarter and up 11 basis points from 4.62% during the third quarter of 2014. Net investment income was $212 million for the period, an increase of 11% compared to $191 million for the same period last year. This growth is attributable to the combination of a $1.4 billion or 8% increase in average assets under management, higher overall portfolio yields from repositioning activities, and stable policy owner retention trends. Net investment spread across all product lines increased 20 basis points year over year. Net investment spreads in fixed indexed annuities were 282 basis points for the current period, down slightly from the prior year level of 290 basis points from portfolio asset rebalancing across all product lines in the current quarter. Net realized gains were $48 million in the current period and included $52 million of gross gains primarily attributable to tax planning strategies partially offset by $4 million of other than temporary impairment losses. As of June 30, 2015, the average NAIC rating for the portfolio remains approximately 1.5.

Capital Management Highlights:

•	During the quarter, we repurchased the remaining 48,997 shares authorized under the repurchase program at an average price of $20.93.

•
GAAP book value per share at June 30, 2015 excluding accumulated other comprehensive income (“AOCI”) was $23.55, an increase of 8% year over year. GAAP book value per share on a reported basis was $26.53, or 8% lower year over year.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30, 2015	September 30, 2014
	(Unaudited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: June 30, 2015 - $17,630; September 30, 2014 - $16,692)	$17,965	$17,435
Equity securities, available-for-sale, at fair value (amortized cost: June 30, 2015 - $564; September 30, 2014 - $679)	583	698
Derivative investments	220	296
Commercial mortgage loans	405	136
Other invested assets	218	237
Total investments	19,391	18,802
Related party loans	77	113
Cash and cash equivalents	654	576
Accrued investment income	164	182
Reinsurance recoverable	3,642	3,665
Intangibles, net	808	515
Deferred tax assets	200	137
Other assets	223	163
Total assets	$25,159	$24,153

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$17,704	$16,464
Future policy benefits	3,465	3,504
Funds withheld for reinsurance liabilities	1,325	1,331
Liability for policy and contract claims	60	58
Debt	300	300
Other liabilities	746	837
Total liabilities	23,600	22,494

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued at June 30, 2015)	$—	$—
Common stock ($.01 par value, 500,000,000 shares authorized, 58,762,826 issued and outstanding at June 30, 2015; 58,442,721 shares issued and outstanding at September 30, 2014)	1	1
Additional paid-in capital	711	702
Retained earnings	683	607
Accumulated other comprehensive income	175	349
Treasury Stock, at cost (512,391 shares at June 30, 2015; no shares at September 30, 2014)	(11)	—
Total shareholders' equity	1,559	1,659
Total liabilities and shareholders' equity	$25,159	$24,153

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Nine months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(Unaudited)		(Unaudited)
Revenues:
Premiums	$17	$13	$43	$41
Net investment income	212	191	628	559
Net investment gains	74	145	75	267
Insurance and investment product fees and other	23	19	65	51
Total revenues	326	368	811	918
Benefits and expenses:
Benefits and other changes in policy reserves	78	242	474	638
Acquisition and operating expenses, net of deferrals	26	23	83	81
Amortization of intangibles	88	15	97	49
Total benefits and expenses	192	280	654	768
Operating income	134	88	157	150
Interest expense	(6)	(6)	(18)	(17)
Income before income taxes	128	82	139	133
Income tax expense	42	25	51	9
Net income	$86	$57	$88	$124

Net income per common share:

Basic	$1.48	$0.97	$1.51	$2.25
Diluted	$1.48	$0.97	$1.51	$2.24
Weighted average common shares used in computing net income per common share:
Basic	58.1	58.3	58.1	55.2
Diluted	58.2	58.5	58.3	55.3

Cash dividend per common share	$0.065	$0.065	$0.195	$1.045

RECONCILIATION OF BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions, except per share data)	June 30, 2015	September 30, 2014
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,559	$1,659
Less: AOCI	175	349
Total shareholder's equity excluding AOCI	$1,384	$1,310

Total shares outstanding	58.8	58.4
Weighted average shares outstanding - basic	58.1	56.0
Weighted average shares outstanding - diluted	58.2	56.0

Book value per share	$26.53	$28.39
Book value per share, excluding AOCI(2)	$23.55	$22.42

RECONCILIATION OF ADJUSTED OPERATING ROE

(In millions)	June 30, 2015	June 30, 2014
Reconciliation to total shareholder's equity:
Total shareholder's equity(3)	$1,559	$1,677
Less: AOCI	175	403
Total shareholder's equity excluding AOCI(3)	$1,384	$1,274

Quarterly AOI(4)	$25	$35
Quarterly Adjusted Operating ROE(2)(3)	7%	11%

Footnotes:

(1)	Fidelity & Guaranty Life’s fiscal year ends on September 30.

(2)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(3)	Prior year balance has been revised to reflect an immaterial prior year revision. For additional details, see FGL's September 30, 2014 Form 10-K.

(4)	See table on reconciliation of net income to AOI for the 2015 and 2014 fiscal quarters

Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including OTTI losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the rates used to discount the FIA embedded derivative liability, (iii) the effect of change in fair value of reinsurance related embedded derivative, (iv) the effect of class action litigation reserves and (v) residual net income of distributed subsidiaries we no longer own. All adjustments to AOI are net of the corresponding VOBA, DAC and income tax impact related to these adjustments as appropriate. While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
In the second quarter of 2014, we revised our definition of AOI from a pre-tax basis to an after-tax basis to better reflect the basis on which the performance of our business is assessed internally. AOI now includes interest expense and an effective tax rate of 35.0% is now applied to reconciling items made to net income. All prior periods presented have been revised to reflect this new definition. Additionally, during the second quarter of 2014 we revised our definition of AOI to exclude the effect of class action litigation reserves, net of the corresponding VOBA, DAC and income tax impact related to these adjustments. This change has been reflected in Fiscal 2015 AOI. Lastly, during the second quarter of 2014, we revised our definition of AOI to exclude residual net income of distributed subsidiaries; specifically the portion of Front Street Re (Cayman) Ltd. ("FSRCI") income not already accounted for in the AOI adjustments above. From the inception of the reinsurance treaty on December 31, 2012 through August 9, 2013, FSRCI was a fully consolidated subsidiary of FGL. On August 9, 2013 in preparation for the initial public offering ("IPO"), FGL distributed this subsidiary to its parent company. Adjusting for this distribution provides a better view of the underlying performance of FGL as it is now structured post-IPO.
Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies.
Average assets under management ("AAUM") is the sum of (i) total invested assets at amortized cost, excluding derivatives; and including (ii) related party loans and investments and (iii) cash and cash equivalents at the end of each month in the period divided by the number of months in the period.
Book value per share excluding AOCI is calculated as total stockholders' equity excluding AOCI divided by the total number of shares of common stock outstanding.
Adjusted operating ROE is calculated by dividing AOI by total average equity excluding AOCI. Average equity excluding AOCI is the average of the beginning and ending equity excluding AOCI for the period.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call and Financial Supplement Information
This press release and the third quarter 2015 financial supplement will be posted on the company’s website.
Fidelity & Guaranty Life will conduct a conference call on Thursday, August 6, 2015 at 9:00 a.m. Eastern Time to discuss the quarter’s results. Dial-in information for the call is toll-free 1-888-346-2619 (International: 1-412-902-4255). An audio replay will be available until August 27, 2015. The replay access information is toll-free 1-877-344-7529 (International: 1-412-317-0088), conference ID number 10069061. The replay will be available approximately two hours after the completion of the live earnings call.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life, headquartered in Des Moines, Iowa, trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; and other factors discussed in FGL's filings with the SEC including its Form 10-K for the year ended September 30, 2014, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Investor Contact:
Lisa Foxworthy-Parker
Fidelity & Guaranty Life
Investor.Relations@fglife.com
515-330-3307

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar, 212-687-8080

Source: Fidelity & Guaranty Life